Exhibit 10.26

Mettler-Toledo International Inc.
2013 Equity Incentive Plan
(Amended and Restated Effective as of May 6, 2021)

Nonqualified Stock Option Agreement

This agreement is dated as of […] (the "grant date") between Mettler-Toledo International Inc., a Delaware corporation (“MTII” or the “Company”), and the undersigned non-employee director of MTII. Capitalized terms used and not defined in this agreement shall have the meanings given to them in the 2013 Equity Incentive Plan, as Amended and Restated Effective as of May 6, 2021 (the “Plan”).

In consideration of the mutual undertakings set forth in this agreement, you and MTII agree as follows:

Section 1. Grant of Option.

1.1. MTII hereby grants to you an option to purchase […] shares of common stock of MTII, at a purchase price of USD […] per share.

1.2. This option is intended to be a “nonqualified” stock option and is not intended to qualify as an “incentive stock option”.

Section 2. When You Can Exercise This Option.

2.1. This option shall vest and become exercisable over a two-year period: 50% of the options will vest each year starting on the first anniversary of the grant date.

2.2. The option will terminate as to any and all shares of common stock for which the option has not yet been exercised on [expiry date], unless earlier terminated pursuant to Section 4.

Section 3. How You Can Exercise This Option.

You can only exercise this option in accordance with the policies and procedures of MTII as may be in effect from time to time and which are communicated in writing to you by MTII and any external service provider. The current exercise procedures are described in the plan materials made available to all option holders.

Section 4. Your Rights Under This Option Are Affected If Your Service Ends For Any Reason.

If your service with the Company ends, you may exercise that portion of the option that is already vested but not yet exercised as follows:

Type of Termination Exercise of Option Must Occur Within:
Death or disability 24 months after the last day of service
For Cause Option expires immediately – no exercise possible
All other terminations If in service of the Company less than five years:
90 days after the last day of service
If your service with the Company ends after five or more years:
24 months after the last day of service

You must exercise the vested portion of your option as set out above; failing to do so will cause the option to terminate. Any portion of your option that is unvested on your last day of service will automatically terminate. In

Exhibit 10.26
addition, in the event of a termination for Cause, this option expires immediately and you may not exercise any portion of the option, whether vested or not.

Section 5. You May Not Assign This Option.

No right granted to you under the Plan or this agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. During your life, only you can exercise rights granted to you under the Plan or this agreement. You may submit beneficiary information in the manner specified by the Company from time to time indicating a beneficiary to whom any benefit under the Plan is to be paid or who may exercise any of your rights under this option in the event of your death.

Section 6. This Option Does Not Give You A Right To Continued Employment or Service.

Nothing in the Plan or in this agreement shall confer upon you any right to continue in the employ or service of the Company or affect any right which the Company may have to terminate your employment or service.

Section 7. This Option Does Not Give You Any Rights as a Stockholder.

Neither you nor any person succeeding to your rights hereunder shall have any rights as a stockholder with respect to any shares subject to the option unless and until shares are issued pursuant to this agreement.

Section 8. This Agreement is Subject to the Plan.

This agreement is subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof. In the event there is any inconsistency between the provisions of this agreement and the Plan, the provisions of the Plan shall govern. The Committee’s determinations relating to the Plan, this agreement and their respective interpretation shall be binding.

Section 9. Your Acknowledgments Relating To This Option.

By entering into this agreement, you acknowledge and agree that (a) you have received and read a copy of the Plan and accept this option subject to the terms and provisions of the Plan, and (b) that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award there under.

You hereby acknowledge and agree that upon exercise of this option, any income resulting from such exercise is subject to income taxes in the relevant jurisdiction and the Company will declare any option income you receive upon exercise of this option. As a condition to the exercise of this option, you shall remit an amount sufficient to satisfy all federal, state and other governmental tax withholding requirements related to such exercise, including social security withholding. You authorize the Company to withhold from payments to you an amount sufficient to satisfy all such tax and withholding requirements related to exercise of this option that have not previously been paid by you to the Company or to an appropriate governmental authority.

Section 10. This Agreement Also Binds Any Successors and Assigns.

This agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of MTII and, to the extent set forth in Section 5, your heirs, personal representatives, conservator or committee.

Exhibit 10.26

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set out above.

METTLER-TOLEDO INTERNATIONAL INC.

By: ________________________________
Christian Magloth, Head Human Resources

Acknowledged and agreed:

_______________________________
[Full name of Grantee]